Exhibit 10.5
AMENDMENT NO. 1 TO
STOCK OPTION AGREEMENT
     This Amendment No. 1 to Stock Option Agreement, hereinafter referred to as the “Amendment,” is made on this 31st day of December 2009, between ConAgra Foods, Inc., a Delaware Corporation (the “Company”) and Peter M. Perez, employee ID 3040501 (the “Optionee”), to amend that certain Stock Option Agreement made on the 15th day of July, 2009 between the Company and the Optionee (the “Original Agreement”).
Amendment to Original Agreement.
     Pursuant to the Original Agreement, Optionee was granted the following option for shares of Common Stock under the ConAgra Foods 2006 Stock Plan (the “Plan”):

Number of Shares:		120,000
Exercise Price Per Share:	$19.05
Date of Grant:		07/15/2009
Type of Option:		Non-statutory
The Company hereby amends the Original Agreement to provide as follows:
a)	The vesting schedule in Section 1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

The options will vest and become exercisable in one installment as follows:

# Shares	% Vested	Vest Date	Expiration Date
120,000	100%	12/31/2009	07/14/2016
b)	Section 2(b)(ii) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

(ii) for a period ending three (3) years after the Optionee’s Continuous Employment terminates for any reason other than Early Retirement, Normal Retirement or death. The Option may be exercised as to the portion of the Option that is vested at the time termination of employment occurs;

c)	Section 2 of the Original Agreement is hereby amended by adding the following as a new subsection 2(g):

(g) Forfeiture of Option Gain. If the Optionee exercises all or any portion of the Option prior to the end of the Revocation Period (as defined in that certain Transition and Severance Agreement to be dated as of even date herewith between the Company and the Optionee (the “Transition Agreement”)) and the Optionee revokes the Transition Agreement within the Revocation Period, the Optionee agrees to pay to the Company within 3 business days following the date of revocation, (i) the difference between the closing price of a share of Common Stock as reported on the New York Stock Exchange on the exercise date, and $19.05 (the exercise price per share), multiplied by (ii) the number of shares with respect to which the Option was

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exercised, less (iii) the taxes, if any, that the Company reasonably determines Optionee is obligated to pay as a result of such exercise and forfeiture. In addition, if the Optionee revokes the Transition Agreement within the Revocation Period, the Option shall be immediately forfeited and cancelled.

d)	All other terms and conditions of the Original Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company and the Optionee have caused this Amendment to be executed effective as of the date first written above. The Company and the Optionee acknowledge that this Amendment includes two pages. The Optionee acknowledges reading and agreeing to both pages and that in the event of any conflict between the terms of this Amendment or the Original Agreement and the terms of the Plan, the Plan shall control. Capitalized terms used herein without definition have the meaning set forth in the Plan.

	CONAGRA FOODS, INC.	OPTIONEE

By:	/s/ Gary M. Rodkin	/s/ Peter M. Perez Peter M. Perez

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